Exhibit  99(c)


                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the year ended       December 31, 1998
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-28669
                            --------------------------------





               RETIREMENT SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)





               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)





             Bartlesville, Oklahoma                  74004
     (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Retirement Savings Plan of Phillips
Petroleum Company, filed as a part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1   Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Retirement Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 RETIREMENT SAVINGS PLAN OF
                                 PHILLIPS PETROLEUM COMPANY



                                   /s/ Rand C. Berney
                              ---------------------------------
                                       Rand C. Berney
                                           Member
                              Retirement Savings Plan Committee



June 24, 1999

-----------------------------------------------------------------
Index To Financial Statements          Retirement Savings Plan Of
And Schedules                          Phillips Petroleum Company



                                                             Page

Report of Independent Auditors .............................    3


Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 1998 ...................................    5


  Statement of Net Assets Available for Benefits
    at December 31, 1997 ...................................    6


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1998 ...................    7


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1997 ...................    8


  Notes to Financial Statements ............................    9


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1998, Line 27a ............................   14

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1998, Line 27d ............................   15

-----------------------------------------------------------------
Report Of Independent Auditors


The Retirement Savings Plan Committee
Retirement Savings Plan of Phillips
  Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Retirement Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Retirement Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP

Tulsa, Oklahoma
June 24, 1999

---------------------------------------------------------------------
Statement Of Net Assets                    Retirement Savings Plan Of
Available For Benefits                     Phillips Petroleum Company


At December 31, 1998

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                       ---------------------------------  -----------
Assets
Investments
  Insurance contract   $10,374,983   1,216,462         -    9,158,521
  Common stock             562,991           -   562,991            -
  Money market fund          2,153           -     2,153            -
---------------------------------------------------------------------
                        10,940,127   1,216,462   565,144    9,158,521
Interest Receivable             11           -        11            -
Employer Contributions
  Receivable                50,575           -         -       50,575
---------------------------------------------------------------------
Total Assets            10,990,713   1,216,462   565,155    9,209,096
---------------------------------------------------------------------

Net Assets Available
  for Benefits         $10,990,713   1,216,462   565,155    9,209,096
=====================================================================


Number of Units                        121,646    91,797      920,910
Unit Values                           $10.0000    6.1566      10.0000
---------------------------------------------------------------------
See Notes to Financial Statements.

---------------------------------------------------------------------
Statement Of Net Assets                    Retirement Savings Plan Of
Available For Benefits                     Phillips Petroleum Company


At December 31, 1997*

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                       ---------------------------------  -----------
Assets
Investments
  Insurance contract   $ 9,969,068   1,185,937         -    8,783,131
  Common stock             629,402           -   629,402            -
  Money market fund          1,614           -     1,614            -
---------------------------------------------------------------------
                        10,600,084   1,185,937   631,016    8,783,131
Interest Receivable             13           -        13
Employer Contributions
  Receivable                49,987           -         -       49,987
---------------------------------------------------------------------
Total Assets            10,650,084   1,185,937   631,029    8,833,118
---------------------------------------------------------------------

Net Assets Available
  for Benefits         $10,650,084   1,185,937   631,029    8,833,118
=====================================================================


Number of Units                        263,132    90,539    1,959,866
Unit Values                            $4.5070    6.9697       4.5070
---------------------------------------------------------------------
See Notes to Financial Statements.
*Reclassified to conform to current presentation.

---------------------------------------------------------------------
Statement Of Changes In Net                Retirement Savings Plan Of
Assets Available For Benefits              Phillips Petroleum Company


Year Ended December 31, 1998

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                       ---------------------------------  -----------
Additions
Participating Employer
  Contributions        $   345,497           -         -      345,497
---------------------------------------------------------------------
Investment Income
  Interest                 634,147      74,219        90      559,838
  Dividends                 17,715           -    17,715            -
  Net depreciation of
    common stock           (78,095)          -   (78,095)           -
---------------------------------------------------------------------
                           573,767      74,219   (60,290)     559,838
---------------------------------------------------------------------
Total                      919,264      74,219   (60,290)     905,335
---------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions            578,635      43,694     5,584      529,357
---------------------------------------------------------------------

Net Increase (Decrease)    340,629      30,525   (65,874)     375,978

Net Assets Available
  for Benefits
Beginning of Year       10,650,084   1,185,937   631,029    8,833,118
---------------------------------------------------------------------

End of Year            $10,990,713   1,216,462   565,155    9,209,096
=====================================================================
See Notes to Financial Statements.

----------------------------------------------------------------------
Statement Of Changes In Net                 Retirement Savings Plan Of
Assets Available For Benefits               Phillips Petroleum Company


Year Ended December 31, 1997*

                                                                  Non-
                                                           Participant
                                     Participant Directed     Directed
                                     --------------------  -----------
                                         Fixed                   Fixed
                                    Investment      Stock   Investment
                             Total        Fund       Fund         Fund
                       ----------------------------------  -----------
Additions
Participating Employer
  Contributions        $   390,303           -          -      390,303
----------------------------------------------------------------------
Investment Income
  Interest                 623,755      75,468        259      548,028
  Dividends                 20,747           -     20,747            -
  Net appreciation of
    common stock            32,832           -     32,832            -
----------------------------------------------------------------------
                           677,334      75,468     53,838      548,028
----------------------------------------------------------------------
Total                    1,067,637      75,468     53,838      938,331
----------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions          1,099,496      97,902    227,286      774,308
----------------------------------------------------------------------

Net Increase (Decrease)    (31,859)    (22,434)  (173,448)     164,023

Net Assets Available
  for Benefits
Beginning of Year       10,681,943   1,208,371    804,477    8,669,095
----------------------------------------------------------------------

End of Year            $10,650,084   1,185,937    631,029    8,833,118
======================================================================
See Notes to Financial Statements.
*Reclassified to conform to current presentation.

-----------------------------------------------------------------
Notes To Financial Statements          Retirement Savings Plan Of
                                       Phillips Petroleum Company


Note 1--Plan Description

The following description of the Retirement Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document. The Plan was known as the Retirement Savings Plan of Phillips Petroleum Company Subsidiaries until December 7, 1994.

The Plan is a defined contribution plan sponsored by Phillips Petroleum Company (Phillips or the Company) for any domestic subsidiary or division that the Company approves for participation in the Plan and that has adopted and become a party to the Plan for the current participation of their active employees (Participating Employer). For the years ending December 31, 1998 and 1997, Phillips Driscopipe (with respect to hourly employees only), a division of the Company, was the only Participating Employer.

Other subsidiaries or divisions having present or former employees holding interests in the Plan are Catalyst Resources, Inc. (sold March 30, 1994), Drilling Specialties Company,
Phillips Coal Company, and Phillips Uranium Corporation (now liquidated).

Generally, an employee of a Participating Employer becomes a participant after completing a six-month period of service of 500 or more hours. Participation in the Plan by each eligible employee is mandatory. Each month the Participating Employer or the Company contributes an amount equal to 5 percent of each participant's regular monthly earnings. A participant can make after-tax deposits, in whole percentages, ranging from 1 to 10 percent of his regular monthly earnings. Participants can elect to change their deposit rates once each six months. Effective January 1, 1996, the hourly employees of Phillips Driscopipe were no longer permitted to make deposits under this Plan. However, the Participating Employer or the Company continues to make contributions to this Plan on their behalf.

Plan assets consist of the Stock Fund, the Fixed Investment Fund and the Temporary Investment Fund. Investments for each fund are: Stock Fund (common stock of the Company); Fixed Investment Fund (an insurance contract with Travelers Insurance Company (Travelers) under which Travelers guarantees repayment of the principal paid to it and a minimum effective rate of interest thereon); and Temporary Investment Fund (specified short-term securities). WestStar Bank, Bartlesville, Oklahoma, served as Trustee for all plan assets prior to the close of business on February 28, 1996, when the Trustee was changed to Vanguard Fiduciary Trust Company (Vanguard), P.O. Box 2900, Valley Forge, Pennsylvania 19482-2900. Effective with the change in Trustee, the Company became contractholder of the insurance contract with Travelers for the Fixed Fund. This change in contractholder does not affect participant benefits. The interests of participants in each fund are represented by units allocated to them. Unit values reflected in the accompanying statements are based on aggregate fund values and aggregate units.

Participant deposits are placed first in the Temporary Investment Fund and remain there until the valuation date on or about the 20th day of the following month. Deposits and earnings thereon are then paid into the Stock Fund or the Fixed Investment Fund as directed by the participant. No investment directions may be made with respect to Participating Employer contributions, all of which are invested only in the Fixed Investment Fund. The Plan allows limited transfers between the Stock Fund and the Fixed Investment Fund.

A participant's interest in his own deposits is vested at all times, and his interest in Participating Employer contributions becomes fully vested on the earliest of the following dates:
(a) upon attainment of age 65 or upon normal retirement; (b) upon completing five years of vesting service; (c) upon death;
(d) upon becoming totally and permanently disabled; (e) upon being laid off for lack of work; (f) upon termination or partial termination of the Plan or discontinuance of Participating Employer contributions; or (g) upon certain other events.

Partial vesting in Participating Employer contributions takes place in one year increments, with complete vesting after five years of vesting service. A participant who has made deposits may withdraw any amount attributable to those deposits. Withdrawals of deposits may be made only once each six months. Suspensions of employee deposits for three and six months apply for partial and complete withdrawals, respectively.

A participant's interest in the contributions of a Participating Employer becomes available for distribution upon specified events, including separation from service or retirement. Termination of employment will result in forfeiture of Participating Employer contributions if a participant's interest attributable to those Participating Employer contributions is not vested. Forfeitures are used to reduce employer contributions.
A participant who retires generally may postpone distribution until no later than the first valuation date in October of the year age 69 is attained.

Distributions from the Fixed Investment Fund are made in cash while those from the Stock Fund are in whole shares of the Company's common stock, plus cash for fractional shares, unless the participant directs that the distribution be wholly or partially in cash. Distribution in the form of an annuity is also available, as set forth in the Plan.

In the event of termination of the Plan, participants and beneficiaries of deceased participants will be vested with respect to, and will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

The Plan is administered by the Retirement Savings Plan Committee, a Plan Financial Administrator and a Plan Benefits Administrator. The members of the Committee are appointed by the Board of Directors of the Company. The Committee has power to interpret the Plan and the Plan Benefits Administrator has the authority to determine eligibility for benefits. The Plan Financial Administrator has the responsibility to manage and control the assets of the Plan in accordance with the terms of the Plan. Brokerage fees, commissions, stock transfer taxes and other charges and expenses incurred in connection with the purchase or sale of securities are paid by the Plan. The cost of administering the Plan is paid by the Company.


Note 2--Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.


Note 3--Investments

Common stock of the Company is valued at the closing quoted market price on the valuation date. The value of the insurance contract is recorded at contract value, which approximates fair value, and represents contributions, plus interest credited, less distributions. The money market fund is valued at the current redemption price determined by the Trustee.

Note 4--Tax Status

The Internal Revenue Service (IRS) determined on December 26, 1995, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Insurance Contract

The average yield and crediting interest rate of the Fixed Fund insurance contract was 6.40 percent and 6.50 percent in 1998 and 1997, respectively. The crediting interest rate, determined by Travelers, is reset annually, with the new rate going into effect on January 1 of each year. There is no contractually guaranteed minimum interest rate and the contract with Travelers does not provide a basis for determining the crediting interest rate.


Note 6--Employer Contributions

Participating employer contributions are presented in the Statement of Changes in Net Assets Available for Benefits net of forfeitures of $74,818 and $14,600 in 1998 and 1997, respectively.


Note 7--Fixed Fund Unit Values

When the plan recordkeeping function was transferred from Travelers to Vanguard in early 1998, the initial value of each unit in the Fixed Fund was set at $10. Company contributions and interest earnings result in an increase in the total number of units outstanding, resulting in a constant unit value of $10.
Had a $10 unit value been applied to the Fixed Fund's net assets available for benefits at December 31, 1997, there would have been 1,001,906 units outstanding.


Note 8--Impact of Year 2000 (Unaudited)

Phillips does not expect the Year 2000 issue to have a significant effect on Plan operations. Phillips' applications software associated with the Plan is now Year 2000 compliant.
All necessary Year 2000 remediation and testing have been completed and the Year-2000-compliant version of the software has been implemented.

The critical suppliers associated with the Plan, in particular Vanguard, have been assessed with regard to their progress toward becoming Year 2000-ready. All critical suppliers have been judged by Phillips to be making adequate progress. Phillips plans to continue to monitor the critical suppliers through year-end 1999. Business continuity planning efforts associated with the Plan have also been completed by Phillips.

However, an unexpected failure to adequately address this issue could result in an interruption of normal Plan operations and activities.



------------------------------------------------------------------------------------
Schedule of Assets Held                                   Retirement Savings Plan of
For Investment Purposes                                   Phillips Petroleum Company
Line 27a                                                    EIN 73-0400345, Plan 010


At December 31, 1998


(a, b) Identity of     (c) Description of investment
issue, borrower,       including maturity date,
lessor, or similar     rate of interest, collateral,    (d) Historical   (e) Current
party                  par or maturity value                      Cost         Value
--------------------   ------------------------------   --------------   -----------
The Travelers          Group Annuity Contract
  Insurance Company*     GR-10462, deposit
                         administration fund               $10,374,983    10,374,983

Phillips Petroleum     13,208 shares of common stock,
  Company*               $1.25 par value                       230,055       562,991

Vanguard Fiduciary     2,153 units of participation
  Trust Company*         in the Vanguard Prime Money
                         Market Fund, $1.00 par value            2,153         2,153
------------------------------------------------------------------------------------

                                                           $10,607,191    10,940,127
====================================================================================
*Party-in-interest


-----------------------------------------------------------------
Schedule of Reportable Transactions    Retirement Savings Plan of
Line 27d                               Phillips Petroleum Company
Series of Transactions in Excess       EIN 73-0400345, Plan 010
  of 5 Percent of Net Assets


Year Ended December 31, 1998

(a, b) Identity of
party involved and        (c) Value of   (d) Value   (i) Net gain
description of asset         purchases*   of sales*      or (loss)
-----------------------   ------------   ---------   ------------

The Travelers Insurance
  Company**                   $978,966     573,051              -
-----------------------------------------------------------------
 *This is also the cost of purchases and current value of sales at time of transaction.
**Party-in-interest

Columns (e), (f), (g) and (h) are not applicable.

                                                        Exhibit 1





                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-28669) pertaining to the Retirement Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 24, 1999, with respect to the financial statements and schedules of the Retirement Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1998.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 24, 1999